Exhibit 4.3

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PL PROPYLENE LLC

This Amended and Restated Limited Liability Company Agreement ("Agreement") of PL Propylene LLC (the "Company"), effective as of May 1, 2012 (the "Effective Date"), is entered into by PetroLogistics LP, as the sole member of the Company (the "Member").

WHEREAS, the Company was formed as a Delaware limited liability company on January 31, 2007; and

WHEREAS, pursuant to a Contribution, Assignment and Assumption Agreement dated as of March 30, 2012, Propylene Holdings LLC, a Delaware limited liability company, assigned and transferred to the Member all of the limited liability company interest in the Company, and pursuant thereto, the Member became the sole member of the Company; and

WHEREAS, the Member desires to enter into this Agreement to amend and restate the Amended and Restated Limited Liability Company Agreement of the Company dated June 12, 2009  in its entirety to reflect the admission of the Member, as well as to update to modify or remove provisions or parts thereof that are no longer applicable to it; and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1.	Name. The name of the Company is PL Propylene LLC.

2.
Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3.	Principal Office; Registered Agent.

(a)	Principal Office. The location of the principal office of the Company shall be 600 Travis Street, Suite 3250, Houston, TX 77002, or such other location as the Member may from time to time designate.

(b)
The address of the registered office and the name and address of the registered agent of the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

4.	Capital Contributions. The Member may, but is not obligated to, make any capital contribution to the Company.

5.	Member. The name and the business, residence or mailing address of the Member is as follows:

Name	Address
PetroLogistics LP	600 Travis Street, Suite 3250
Houston, TX 77002

6.
Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

7.
Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

8.
Membership Interests; Certificates. The Member's membership interests in the Company shall be certificated and in registered form within the meaning of Article 8 of the Uniform Commercial Code and substantially in the form attached hereto as Exhibit A.

9.
Limited Liability. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.	Management.

(a)
Authority; Powers and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b)
Election of Officers; Delegation of Authority. The Member may, from time to time as it deems advisable, select natural Persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. The following Persons have been appointed and shall continue as Officers of the Company:

Name	Title

David Lumpkins	Chairman

Nathan Ticatch	President

Sharon Spurlin	Senior Vice President and Chief Financial Officer

Hank Jeans	Senior Vice President—Commercial

Randy Miller	Vice President— Engineering

John Parkinson	Vice President—Operations

(c)
Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation of authority to an Officer may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

11.	Liability of Member; Indemnification.

(a)
Liability of Member. To the fullest extent permitted under the Act, the Member, whether acting as the Member, in its capacity as the manager of the Company, or in any other capacity, shall not be liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member.

(b)
Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys' fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 11(b) shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

12.	Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 15.

13.	Tax Status; Income and Deductions.

(a)
Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

(b)
Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

14.	Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

15.	Dissolution; Liquidation.

(a)
The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)
In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(c)	Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

16.
Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17.	Miscellaneous.

(a)	Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)	Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c)
Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

MEMBER:

PETROLOGISTICS LP
By:	PetroLogistics GP LLC, its general partner

By:	/s/ Sharon S. Spurlin
Name:	Sharon S. Spurlin
Title:	Senior Vice President and Chief Financial Officer

Signature Page to
Second Amended and Restated Limited Liability Company Agreement
of PL Propylene LLC

EXHIBIT A

MEMBERSHIP INTEREST CERTIFICATE
 PL PROPYLENE LLC
a Delaware limited liability company

No. _____

THIS CERTIFIES THAT PETROLOGISTICS LP (the “Member”) is the sole member of PL Propylene LLC, a Delaware limited liability company (the “Company”), and is entitled to all the rights and privileges and subject to all the obligations, restrictions, and limitations of a Member of the Company in accordance with the provisions of the Second Amended and Restated Limited Liability Company Agreement.